Exhibit 3.1

PARKWAY, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

Parkway, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Corporation desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter of the Corporation (the “Charter”) currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is:

Parkway, Inc.

Under circumstances in which the Board of Directors of the Corporation (the “Board of Directors”) determines that the use of the name of the Corporation is not practicable, the Corporation may use any other designation or name of the Corporation.

ARTICLE II

PURPOSES AND POWERS

Section 2.1 Purposes. The purposes for which the Corporation is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in effect. The foregoing purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the Charter and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of Maryland.

Section 2.2 Powers. The Corporation shall have all of the powers granted by law to Maryland corporations and all other powers set forth in the Charter that are not inconsistent with law and are appropriate to promote and attain its purposes.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose address is 351 West Camden Street, Baltimore, MD 21201. The Corporation may have such offices or places of business within or outside the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.1 Powers. Subject to any express limitations contained in the Charter or in the bylaws of the Corporation (the “Bylaws”), (a) the business and affairs of the Corporation shall be managed under the direction of Board of Directors and (b) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Corporation and any and all property of the Corporation. The Board of Directors may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Corporation. This Charter shall be construed with the presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Board of Directors concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in the Charter or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors or the directors under the general laws of the State of Maryland or any other applicable law.

Section 4.2 Number of Directors. The number of directors constituting the entire Board of Directors is currently set at seven (7), but may hereafter be increased or decreased only by the Board of Directors in accordance with the provisions set forth in the Bylaws, but shall never be fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”) nor more than fifteen (15). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualified, or until a director’s earlier death, resignation or removal, are:

Avi Banyasz

James H. Hance Jr.

James Heistand

Frank J. “Tripp” Johnson

Craig B. Jones

R. Dary Stone

James A. Thomas

Subject to the rights of holders of one or more classes or series of Preferred Stock, as hereinafter defined, to elect or remove one or more directors, should a vacancy on the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal), other than through an increase but not a decrease, in the number of authorized directors, such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A vacancy on the Board of Directors resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors. By the vote required to elect a director, the stockholders may fill any vacancy on the Board of Directors resulting from the removal of a Director. Any individual so elected as director shall hold office until the next annual meeting of stockholders of the Corporation and until a successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Section 4.3 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock, as hereinafter defined, to elect or remove one or more directors, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.4 REIT Qualification. The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to qualify for U.S. federal income tax treatment as a REIT. Following such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI of this Charter is no longer required in order for the Corporation to qualify as a REIT.

Section 4.5 Determinations by Board of Directors. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation, the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue two hundred and fifty million (250,000,000) shares of stock, consisting of two hundred million (200,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), one million (1,000,000) shares of Limited Voting Stock, $0.001 par value per share (“Limited Voting Stock”), fifty (50) shares of Series A non-voting preferred stock, $0.001 par value per share (“Series A Non-Voting Preferred Stock”), and forty-eight million, nine hundred ninety-nine thousand, nine hundred fifty (48,999,950) shares of preferred stock, $.001 par value per share (together with the Series A Non-Voting Preferred Stock, the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $250,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to

Section 5.2 or 5.3 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of Common Stock are entitled to vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock of the Corporation.

Section 5.2.1 Dividends and Distributions. The Board of Directors may from time to time authorize and declare (or cause the Corporation to declare) to the holders of Common Stock such dividends or distributions in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine, but only out of funds legally available therefor. The Board of Directors shall endeavor to authorize, and the Corporation shall declare and pay, such dividends and distributions as shall be necessary for the Corporation to qualify as a REIT under the Code (unless the Board of Directors has determined that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT); however, stockholders shall have no right to any dividend or distribution unless and until authorized by the Board of Directors and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.2.1 shall be subject to the preferences of any class or series of stock at the time outstanding.

Section 5.2.2 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of Common Stock shall be entitled to participate, together with the holders of shares of any other class of stock now existing or hereafter classified or reclassified not having a preference over Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation, in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock as to distributions in the event of dissolution, liquidation or winding up of the Corporation.

Section 5.3 Limited Voting Stock. Subject to the provisions of Article VI, the rights, preferences, privileges and restrictions granted and imposed upon the Limited Voting Stock are as follows:

Section 5.3.1 Definitions. For the purpose of this Section 5.3, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Immediate Family Member. The term “Immediate Family Member” shall mean, with respect to any natural Person, such natural Person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such Person or such Person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

Operating Partnership. The term “Operating Partnership” shall mean Parkway Properties LP, a Delaware limited partnership.

Paired Partnership Unit. The term “Paired Partnership Unit” shall mean, with respect to a share of the Corporation’s Limited Voting Stock, the Partnership Unit that is paired with such share of Limited Voting Stock on a one-for-one basis.

Paired Unit. The term “Paired Unit” shall mean a unit consisting of one share of Limited Voting Stock and one Partnership Unit, issued simultaneously and on a one-for-one basis.

Partnership Agreement. The term “Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership, as the same may be amended from time to time.

Partnership Unit. The term “Partnership Unit” shall mean a unit of limited partnership interest in the Operating Partnership.

Permitted Transferee. The term “Permitted Transferee” shall mean (a) a Person to whom Limited Voting Stock is issued by the Corporation, (b) an Affiliate of a Person referred to in the preceding clause (a), (c) an Immediate Family Member of a natural Person referred to in the preceding clause (a), (d) a trust for the benefit of a charitable beneficiary, or (e) a charitable foundation.

Transfer. The term “Transfer” shall mean any direct or indirect sale, assignment, hypothecation or other transfer of any Paired Unit.

Section 5.3.2 Limitations. Without limitation of the other provisions of the Charter (including Article VI thereof), any issuance and/or transfer of Limited Voting Stock that would result in any violation of any restriction on ownership and/or transfer set forth in Section 6.2 of Article VI of the Charter shall be void ab initio, as to the issuance and/or transfer of such shares of Limited Voting Stock that would violate any such restriction, and the intended recipient or transferee thereof, as the case may be, shall acquire no rights in such shares of Limited Voting Stock.

Section 5.3.3 Dividend Rights. No dividends or other distributions shall be paid with respect to the shares of Limited Voting Stock, and the holders thereof shall not be entitled or eligible to receive and shall not receive any dividends or other distributions from the Corporation with respect thereto.

Section 5.3.4 Voting Rights.

(a) Limited Voting Rights. Each share of Limited Voting Stock shall entitle the holder thereof to one (1) vote on the following matters only, and only in circumstances in which holders of Common Stock are entitled to vote pursuant to the Charter or as otherwise required by the MGCL:

(i) the election of directors;

(ii) any amendment, alteration or repeal of any provision of the Charter;

(iii) any merger, consolidation, reorganization or other business combination of the Corporation with or into any other entity;

(iv) the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all the Corporation’s assets in a single transaction or series of related transactions; or

(v) any liquidation, dissolution or winding up of the Corporation.

Except as otherwise set forth in this Section 5.3.4(a), or except as otherwise from time to time required by the MGCL, the holders of shares of Limited Voting Stock will have no voting rights.

(b) Voting as a Single Class. With respect to any matter on which the Limited Voting Stock is entitled to vote pursuant to the provisions of Section 5.3.4(a), the Common Stock and the Limited Voting Stock shall vote together as a single class, except if otherwise required by the MGCL.

Section 5.3.5 Redemption Rights. The Limited Voting Stock has the following redemption rights:

(a) In the event that a holder of shares of Limited Voting Stock shall Transfer (1) any Paired Unit to any Person other than a Permitted Transferee, (2) any share of Limited Voting Stock separate and apart from the Paired Partnership Unit with which it is paired, (3) any Paired Partnership Unit separate and apart from the share of Limited Voting Stock with which it is paired, then in each case the share of Limited Voting Stock included in such Paired Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(b) In the event that any Paired Partnership Unit is redeemed pursuant to the terms and conditions of the Partnership Agreement, the share of Limited Voting Stock paired with such Paired Partnership Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(c) To the extent that a share of Limited Voting Stock is not otherwise paired with a Partnership Unit, such share shall automatically and without further action be redeemed by the Corporation without consideration.

Section 5.3.6 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Limited Voting Stock shall not be entitled to any distributions.

Section 5.3.7 No Conversion. The Limited Voting Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

Section 5.3.8 Status of Redeemed Stock. All shares of Limited Voting Stock that have been issued and redeemed or reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Limited Voting Stock. The Board of Directors may reclassify any unissued shares of Limited Voting Stock from time to time in one or more classes or series of stock of the Corporation.

Section 5.3.9 Rights of Objecting Stockholders. Holders of Limited Voting Stock shall not be entitled to exercise the rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL.

Section 5.4 Series A Non-Voting Preferred Stock. Subject to the provisions of Article VI, the rights, preferences, privileges and restrictions granted and imposed upon the Series A Non-Voting Preferred Stock are as follows:

Section 5.4.1 Definitions. For the purpose of this Section 5.4, the following terms shall have the following meanings:

Business Day. The term “Business Day” shall have the meaning set forth in Section 6.1.

Junior Stock. The term “Junior Stock” shall mean any shares of any class or series of Capital Stock ranking, as to dividends, or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Non-Voting Preferred Stock.

Liquidation Preference. The term “Liquidation Preference” shall mean $100,000.00 per share of Series A Non-Voting Preferred Stock.

Parity Stock. The term “Parity Stock” shall mean any shares of any class or series of Capital Stock ranking, as to dividends, or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with the Series A Non-Voting Preferred Stock.

Redemption Price. The term “Redemption Price” shall mean an amount equal to the Liquidation Preference, plus an amount per share of Series A Non-Voting Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of the Sale Transaction.

Sale Transaction. The term “Sale Transaction” shall mean any (i) merger, consolidation, business combination or similar transaction with one or more entities that results in the holders of the outstanding voting securities of the Corporation immediately prior to consummation of the transaction owning less than 50% of the outstanding voting securities of the Corporation (or any surviving or other entity resulting from such transaction) immediately after consummation of the transaction or (ii) sale, transfer or other disposition of all or substantially all of the Corporation’s assets.

Senior Stock. The term “Senior Stock” shall mean any shares of any class or series of Capital Stock ranking, as to dividends, or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series A Non-Voting Preferred Stock.

Series A Dividend Payment Date. The term “Series A Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2016.

Series A Dividend Period. The term “Series A Dividend Period” shall mean a period commencing on, but excluding, a Series A Dividend Payment Date to and including, the next Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Preferred Share Original Issue Date and end on, and include December 31, 2016).

Series A Dividend Record Date. The term “Series A Dividend Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a dividend on the Series A Preferred Shares is declared, provided, however, that such Series A Dividend Record Date shall be not more than 60 days nor fewer than 10 days prior to such Series A Dividend Payment Date.

Series A Priority Return. The term “Series A Priority Return” shall mean, with respect to any share of Series A Non-Voting Preferred Stock, an amount equal to 8.00% of the Liquidation Preference per annum (equivalent to the fixed annual amount of $8,000 per share of Series A Preferred Stock), commencing on the Series A Preferred Shares Original Issuance Date. For any dividend period greater than or less than a full dividend period, the amount of the Series A Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. For any quarterly period, the amount of the Series A Priority Return shall be computed by dividing the applicable annual dividend rate by four.

Supermajority Interest. The term “Supermajority Interest” have the meaning set forth in Section 5.4.6(b).

Section 5.4.2 Dividends.

(i) Subject to the preferential rights of the holders of shares of any class or series of Senior Stock, the holders of the Series A Non-Voting Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends per share of Series A Non-Voting Preferred Stock in an amount equal to the Series A Priority Return accrued thereon. Such dividends shall accrue on each share of Series A Non-Voting Preferred Stock and be cumulative from, and including, the first date on which any share of Series A Preferred Stock is issued (the “Series A Original Issue Date”) and shall be payable quarterly in arrears on each Series A Dividend Payment Date, commencing on December 31, 2016; provided, however, that if any Series A Dividend Payment Date falls on a date other than a Business Day, then the dividend that would otherwise have been payable on such Series A Dividend Payment Date shall be paid on the first Business Day immediately following such Series A Dividend Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the shares of Series A Non-Voting Preferred Stock for any Series A Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each. Dividends will be payable to the holder(s) of record as they appear in the records of the Corporation at the close of business on the applicable Series A Dividend Record Date.

(ii) Notwithstanding anything contained herein to the contrary, dividends on the Series A Non-Voting Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Non-Voting Preferred Stock that may be in arrears.

(iii) No dividends on the Series A Non-Voting Preferred Stock shall be authorized and declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(iv) So long as any shares of Series A Non-Voting Preferred Stock are outstanding, no dividends or distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Stock for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Non-Voting Preferred Stock for all prior Series A Dividend Periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Non-Voting Preferred Stock and all dividends and distributions authorized and declared upon any other series or class or classes of Parity Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends and distributions accumulated and unpaid on the Series A Non-Voting Preferred Stock and such Parity Stock.

(v) So long as any shares of Series A Non-Voting Preferred Stock are outstanding, no dividends or distributions (other than dividends or distributions paid solely in Junior Stock) shall be authorized and declared, or paid or set apart for payment, with respect to any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, or a conversion into or exchange for Junior Stock or exchange for options, warrants or rights to subscribe for or purchase any Junior Stock, or redemptions for the purpose of preserving the Corporation’s qualification as a REIT), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Corporation, directly or indirectly, unless in each case full cumulative dividends and distributions on all outstanding shares of Series A Non-Voting Preferred Stock and any Parity Stock at the time such dividends and distributions are payable shall have been paid or set apart for payment for all past Series A Dividend Periods with respect to the Series A Non-Voting Preferred Stock and all past dividend periods with respect to such Parity Stock.

(vi) Holders of the Series A Non-Voting Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Non-Voting Preferred Stock as provided herein.

(vii) Any dividend payment made on the Series A Non-Voting Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such units which remain payable.

(viii) Except as provided herein, the Series A Non-Voting Preferred Stock shall not be entitled to participate in the earnings or assets of the Partnership.

(ix) As used herein, the term “dividend” does not include dividends or distributions payable solely in Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

Section 5.4.3 Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the preferential rights of the holders of shares of any class or series of Senior Stock, but before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Stock, the holders of the Series A Non-Voting Preferred Stock shall be entitled to receive the Liquidation Preference, plus an amount per share of Series A Non-Voting Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Non-Voting Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Non-Voting Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Non-Voting Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series A Non-Voting Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For purposes of this Section 5.4.3, a Sale Transaction shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Non-Voting Preferred Stock, as provided in this Section 5.4.3, any series or class or classes of Junior Stock shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Non-Voting Preferred Stock shall not be entitled to share therein.

Section 5.4.4 Mandatory Redemption. In the event of a Sale Transaction, the Corporation shall redeem all, and not less than all, of the outstanding shares of Series A Non-Voting Preferred Stock for cash equal to the Redemption Price, but such holders of the Series A Non-Voting Preferred Stock shall not be entitled to any further payment. No shares of Series A Non-Voting Preferred Stock may be redeemed except with assets legally available for the payment of the Redemption Price. All shares of Series A Non-Voting Preferred Stock redeemed pursuant to this Section 5.4.4 shall be retired and shall be reclassified as authorized and unissued Preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred stock.

Section 5.4.5 Rank. With regard to rights to receive dividends and amounts payable upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series A Non-Voting Preferred Stock shall rank (i) senior to the Junior Stock, (ii) on a parity with any other Preferred Stock issued by the Corporation from time to time, unless the terms of such other Preferred Stock provide otherwise, and any other Parity Stock, and (iii) junior to any Senior Stock. The Series A Non-Voting Preferred Stock shall also rank junior in right of payment to the Partnership’s other existing and future debt obligations.

Section 5.4.6 Voting.

(a) Other than as set forth in Section 5.4.6(b), shares of Series A Non-Voting Preferred Stock do not have any voting rights with respect to the Corporation.

(b) Without the prior affirmative vote or written consent of the holders of not less than two-thirds of the then total outstanding shares of Series A Non-Voting Preferred Stock (a “Supermajority Interest”), voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual meeting of the Corporation or a special meeting of such holders, and subject to any other stockholder approval requirements required by applicable law, the Corporation shall not take, and shall cause its subsidiaries not to (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect):

(i) create, or authorize the creation of, any class or series of Senior Stock (or any security convertible into or exercisable for any class or series of Senior Stock);

(ii) increase or decrease the number of authorized shares of any class or series of Senior Stock (or any security convertible into or exercisable for any class or series of Senior Stock);

(iii) amend, alter, modify or repeal the Charter or the Bylaws in a manner that would change the preferences, rights or privileges with respect to the Series A Non-Voting Preferred Stock so as to affect the Series A Non-Voting Preferred Stock materially and adversely; provided that, for the avoidance of doubt, nothing herein contained shall require such a vote or consent in connection with any increase the total number of authorized shares under the Charter or in connection with any authorization, increase or issuance of any class or series of Parity Stock; or

(iv) agree or commit to do any of the foregoing.

Section 5.4.7 No Conversion. The Series A Non-Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

Section 5.5 Classification and Reclassification of Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations or actions by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.6 Authorization by the Board of Directors of Stock Issuance. The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.7 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock of the Corporation pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock of the Corporation (other than holders of Series A Non-Voting Preferred Stock) shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 or Title 3, Subtitle 7 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.8 Transferable Shares. Notwithstanding any other provision in the Charter, no determination shall be made by the Board of Directors nor shall any transaction be entered into by the Corporation that would cause any shares or other beneficial interest in the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code.

Section 5.9 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 5.10 Charter and Bylaws. All persons who shall acquire a share of stock shall acquire the same subject to the provisions of the Charter and the Bylaws.

Section 5.11 Approval of Extraordinary Actions. Except as specifically provided herein, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater proportion of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.12 Maryland Unsolicited Takeovers Act. The Corporation is prohibited from electing to be subject to Sections 3-803, 3-804(a) and 3-805 of the MGCL, unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock, Preferred Stock and Limited Voting Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 6.2.1(b)(i) and Section 6.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Charter. The term “Charter” shall mean these Articles of Amendment and Restatement as filed with the SDAT, and any amendments and supplements thereto.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than nine and eight tenths percent (9.8%) (or such lower amount designated by the Board of Directors pursuant to Section 6.2.9) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock and Limited Voting Stock of the Corporation.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person who is or would be treated as an owner of such Capital Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean Cousins Properties Incorporated and any of its subsidiaries, including Cousins LP, and any Person who is or would be a Beneficial Owner or Constructive Owner of shares of Common Stock or shares of Preferred Stock as a result of the Beneficial Ownership or Constructive Ownership of shares of Common Stock or shares of Preferred Stock by Cousins Properties Incorporated or any of its subsidiaries, including Cousins LP (collectively, the “Excepted Holders”).

Excepted Holder Common Stock Limit. The term “Excepted Holder Common Stock Limit” shall mean, during the period from and including the Initial Date to and including the date of consummation of the distribution of the Corporation’s Common Stock and Limited Voting Stock by Cousins Properties Incorporated to shareholders of Cousins Properties Incorporated (but only, with respect to such date, prior to and including the effective time of such consummation), but not at any time after the expiration of such period, one hundred percent (100%) of the aggregate of the outstanding shares of Common Stock and Limited Voting Stock of the Corporation.

Excepted Holder Preferred Stock Limit. The term “Excepted Holder Preferred Stock Limit” shall mean (i) one hundred percent (100%) of the aggregate of the outstanding shares of Series A Non-Voting Preferred Stock of the Corporation, and (ii) not more than nine and eight tenths percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class or series of Preferred Stock of the Corporation other than the Series A Non-Voting Preferred Stock.

Initial Date. The term “Initial Date” shall mean the date of the issuance of Series A Non-Voting Preferred Stock to Cousins LP (but only, with respect to such date, from and after such issuance).

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Capital Stock is not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trade or, if such Capital Stock is not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Capital Stock and any redemption of any Capital Stock.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership (general or limited), limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Preferred Stock Ownership Limit. The term “Preferred Stock Ownership Limit” shall mean, with respect to any class or series of Preferred Stock, not more than nine and eight tenths percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Preferred Stock of the Corporation.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Tenant. The term “Tenant” shall mean any Person that leases (or subleases) real property from the Corporation or a pass-through entity owned by the Corporation.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends or distributions on shares of Capital Stock, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Capital Stock by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire shares of Capital Stock, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive

Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 6.2 Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person shall Beneficially Own or Constructively Own shares of Common Stock and/or Limited Voting Stock in excess of the Common Stock Ownership Limit (unless, as provided in Section 6.2.8, the Board of Directors, in its sole and absolute discretion, exempts such Person in accordance with Section 6.2.7 or increases the Common Stock Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Common Stock and/or Limited Voting Stock in excess of such modified Common Stock Ownership Limit), other than an Excepted Holder, which shall not Beneficially Own or Constructively Own shares of Common Stock in excess of the Excepted Holder Common Stock Limit; and

(2) No Person shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit (unless, as provided in Section 6.2.8, the Board of Directors, in its sole and absolute discretion, exempts such Person in accordance with Section 6.2.7 or increases the Preferred Stock Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Preferred Stock in excess of such modified Preferred Stock Ownership Limit), other than an Excepted Holder, which shall not Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Excepted Holder Preferred Stock Limit.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that (1) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation owning (directly or indirectly, including by application of Section 318 of the Code) an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such Tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, or (3) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation otherwise failing to qualify as a REIT.

(iii) No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the Capital Stock of the Corporation would be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code). Subject to Section 6.4 and notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i) or (ii),

(i) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i) or (ii), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

In determining which shares of Capital Stock are to be transferred to a Charitable Trust in accordance with this Section 6.2.1(b) and Section 6.3 hereof, shares of Capital Stock shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the shares of Capital Stock that are transferred to the Charitable Trust (except as provided in Section 6.2.6) and, to the extent not inconsistent therewith, on a pro rata basis. To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.2.1(b), a violation of any provision of Section 6.2.1(a) would nonetheless be continuing (as, for example, where the ownership of shares of Capital Stock by a single Charitable Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then shares of Capital Stock shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 6.2.1(a) hereof.

Section 6.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 6.2.1(a) shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer or Non-Transfer Event shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.2.1(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s qualification as a REIT.

Section 6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every Person who is a Beneficial Owner or Constructive Owner of five percent (5%) or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock (whichever is more restrictive), within thirty (30) days after initially reaching such ownership threshold and within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class or series of Capital Stock Beneficially Owned or Constructively Owned, and a description of the manner in which such shares are held; provided, that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the stockholder of record is nominee. Each such Person shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit, the Preferred Stock Ownership Limit, the Excepted Holder Common Stock Limit or the Excepted Holder Preferred Stock Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Stock Ownership Limit or the Preferred Stock Ownership Limit.

Section 6.2.5 Remedies Not Limited. Subject to Sections 4.4 and 6.4 of the Charter, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

Section 6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3 or any definition contained in Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.2 or Section 6.3 with respect to any situation based on the facts known to it. If Section 6.2 or 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.

Section 6.2.7 Exemptions.

(a) Subject to Section 6.2.1(a)(ii), the Board of Directors may exempt, prospectively or retroactively, a Person from the Common Stock Ownership Limit or the Preferred Stock Ownership Limit, or both such limits, as the case may be, for purposes of the application of Section 6.2.1(a)(i) if:

(i) the Board of Directors determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board of Directors and/or other information submitted by such Person to the Board of Directors, that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);

(ii) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Common Stock and/or Limited Voting Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit as the case may be, pursuant to the exemption granted under this subparagraph (a);

(iii) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that clauses (2) and (3) of subparagraph (a)(ii) of Section 6.2.1 will not be violated by reason of such Person’s ownership of shares of Common Stock and/or Limited Voting Stock in excess of the Common Stock Ownership Limit or ownership of shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph 6.2.7(a);

(iv) such Person does not and agrees that it will not own, directly or indirectly (including by application of Section 318 of the Code), an interest in a Tenant that would cause the Corporation to own, directly or indirectly (including by application of Section 318 of the Code), more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant and such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating this fact (except to the extent that the Board of Directors, in its reasonable discretion, determines that the amount of rent derived from such Tenant is sufficiently small that the receipt of rent from such Tenant would not adversely affect the Corporation’s ability to qualify as a REIT); and

(v) such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii), (iii), and (iv) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns shares of Common Stock and/or Limited Voting Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to any exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 6.2 (including without limitation, Section 6.2.5) with respect to shares of Common Stock and/or Limited Voting Stock held in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a)).

(b) Prior to granting any exemption pursuant to subparagraph (a), the Board of Directors, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder. In addition, notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 6.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) in excess of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Common Stock Limit or the Excepted Holder Preferred Stock Limit for an Excepted Holder with the prior written consent of such Excepted Holder. The Excepted Holder Common Stock Limit shall not be reduced to a percentage that is less than the Common Stock Ownership Limit, and the Excepted Holder Preferred Stock Limit shall not be reduced to a percentage that is less than the Preferred Stock Ownership Limit.

Section 6.2.8 Increase in the Common Stock Ownership Limit or Preferred Stock Ownership Limit. Subject to the limitations provided in Section 6.2.1(a)(ii) and this Section 6.2.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase the Common Stock Ownership Limit or the Preferred Stock Ownership Limit, or both such limits, as the case may be, for any one or more Persons; provided, however, that:

(a) The Common Stock Ownership Limit or the Preferred Stock Ownership Limit may not be increased if, after giving effect to such change, either (1) five or fewer Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding shares of Capital Stock (determined taking into account all of the Excepted Holders and any reduction in the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for other Persons being made contemporaneously pursuant to Section 6.2.9), or (2) any of clause (2) or clause (3) of subparagraph (a)(ii) of Section 6.2.1 could be violated by any Person for whom the Common Stock Ownership Limit or the Preferred Stock Ownership Limit is increased by reason of such Person’s ownership of Common Stock and/or Limited Voting Stock in accordance with the increased Common Stock Ownership Limit or the Preferred Stock Ownership Limit.

(b) Prior to the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit pursuant to this Section 6.2.8, the Board of Directors, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT if the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit were to be made.

Section 6.2.9 Decrease in the Common Stock Ownership Limit or the Preferred Stock Ownership Limit. The Board of Directors may from time to time decrease the Common Stock Ownership Limit or the Preferred Stock Ownership Limit, or both such limits, as the case may be, for some or all Persons (including in connection with an increase of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit pursuant to Section 6.2.8 for some Persons); provided, however, that any such decreased ownership limit will not be effective for any Person whose percentage ownership in shares of Common Stock and/or Limited Voting Stock or shares of Preferred Stock, as the case may be, is in excess of such decreased ownership limit until such time as such Person’s percentage ownership of shares of Common Stock and/or Limited Voting Stock or shares of Preferred Stock, as the case may be, equals or falls below such decreased ownership limit, except that until such time as such Peron’s percentage ownership of shares of Common Stock and/or Limited Voting Stock or shares of Preferred Stock, as the case may be, falls below such decreased ownership limit, any further acquisition of shares of Common Stock and/or Limited Voting Stock or shares of Preferred Stock, as the case may be, will be in violation of such decreased ownership limit.

Section 6.2.10 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock and/or Limited Voting Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock and Limited Voting Stock of the Corporation, other than an Excepted Holder; (ii) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Preferred Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Preferred Stock of the Corporation, other than an Excepted Holder; (iii) no Excepted Holder may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Excepted Holder Common Stock Limit or Preferred Stock in excess of the Excepted Holder Preferred Stock Limit; (iv) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (v) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Capital Stock that would result in the Corporation owning (directly or indirectly, including by application of Section 318 of the Code) an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such Tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and (vi) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations set forth must immediately notify the Corporation. If certain of the restrictions on transfer or ownership above are violated, the shares of Capital Stock represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming Capital Stock upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or Non-Transferring Event may violate the restrictions described above.

Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such shares.

All capitalized terms in this legend have the meanings defined in the Corporation’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.3 Transfer of Shares in Trust.

Section 6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.2.1(b). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.7.

Section 6.3.2 Status of Shares Held by the Charitable Trustee. Shares of Capital Stock held by the Charitable Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares of Capital Stock.

Section 6.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 6.3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of the class or series of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Capital Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Capital Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 6.3.5.

Section 6.3.5 Sale of Shares by Charitable Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a) or the other restrictions on ownership and transfer of shares set forth herein. In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such shares at a fair market price. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.5, such excess shall be paid to the Charitable Trustee upon demand. The Charitable Trustee shall have the right and power (but not the obligation) to offer any shares of Capital Stock held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

Section 6.3.6 Purchase Right in Stock Transferred to the Charitable Trustee. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited

Owner to the Charitable Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 6.3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary.

Section 6.3.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Charitable Trustee before the automatic transfer provided for in Section 6.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.3.8 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

LIMITATION OF LIABILITY AND INDEMNIFICATION

OF DIRECTORS AND OFFICERS

Section 7.1 Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 7.1, nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Section 7.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of directors and officers of a Maryland corporation for money damages in a suit by or on behalf of the Corporation or by any stockholder, no director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that (a) the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 7.2 Indemnification.

(a) To the maximum extent permitted by Maryland law in effect from time to time, and in accordance with applicable provisions of the Bylaws and any indemnification agreement or resolution of the Board of Directors in effect from time to time, the Corporation shall indemnify, and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to, (i) any present or former director or officer of the Corporation against any claim or liability to which such individual was made or threatened to be made a party or was otherwise subject to by reason of service in such capacity, and (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise against any claim or liability to which such individual was made or threatened to be made a party or was otherwise subject to by reason of service in such capacity. In addition, the Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of this section with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

(b) The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c) The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE VIII

DURATION

The Corporation shall continue perpetually unless terminated pursuant to any applicable provision of the MGCL.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments to the Charter. The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including, without limitation, any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of not less than a majority of all the shares of stock of the Corporation then outstanding and entitled to be cast on the matter. Any amendment to

Article VI, Section 9.2 or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of two-thirds (2/3) of all the shares of stock of the Corporation then outstanding and entitled to be cast on the matter.

Section 9.2 Amendments to the Bylaws. In furtherance of and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, alter or repeal Bylaws of the Corporation. The stockholders may adopt, alter or repeal Bylaws of the Corporation by the affirmative vote of two thirds (2/3) of the aggregate votes entitled to be cast with respect thereto.

ARTICLE X

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

Section 10.1 Competing Activities and Corporate Opportunities.

(a) Except as otherwise agreed in writing by Parkway and Cousins, (i) neither Parkway nor Cousins shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other, doing business with any potential or actual customer of the other, or employing or engaging or soliciting for employment any director, officer or employee of the other, and (ii) to the fullest extent permitted by applicable law, except for business opportunities offered expressly to a director of Parkway expressly in his or her capacity as a director, the Board of Directors shall have the power to cause Parkway, on behalf of itself and its subsidiaries, to renounce any interest or expectancy of Parkway or its subsidiaries in, or in being offered an opportunity to participate in, specified business opportunities or classes or categories of business opportunities that are presented to one or more of Parkway’s directors, even if the opportunity is one that Parkway or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall have any duty to communicate or offer such business opportunity to Parkway and, to the fullest extent permitted by applicable law, shall not be liable to Parkway or any of its subsidiaries for breach of any fiduciary or other duty or standard of conduct, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Parkway or its subsidiaries.

(b) This Article X shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of Parkway under the Charter or applicable law.

Section 10.2 Definitions. For purposes of this Article X, the following terms shall have the following meanings:

Cousins. The term “Cousins” means Cousins Properties Incorporated, a Georgia corporation, all successors to Cousins by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which Cousins beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which Cousins otherwise controls, but shall not include the Corporation.

Parkway. The term “Parkway” shall mean the Corporation, all successors to the Corporation by way of merger, consolidation or sale of all or substantially all of its assets and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which the Corporation otherwise controls.

Section 10.3 Notice. Any person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have, and may be charged with, notice of and to have consented to the provisions of this Article X.

ARTICLE XI

SEVERABILITY

If any provision of the Charter shall be held invalid or unenforceable in any respect, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable any other provision of the Charter in any jurisdiction.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment to and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment to and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment to and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment to and restatement of the Charter was one hundred thousand (100,000) shares of Common Stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value was one hundred dollars ($100).

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment to and restatement of the Charter is two hundred and fifty million (250,000,000) shares of stock, consisting of two hundred million (200,000,000) shares of common stock, $0.001 par value per share, one million (1,000,000) shares of Limited Voting Stock, $0.001 par value per share, fifty (50) shares of Series A non-voting preferred stock, $0.001 par value per share, and forty-eight million, nine hundred ninety-nine thousand, nine hundred fifty (48,999,950) shares of preferred stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is two hundred and fifty thousand dollars ($250,000).

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 4th day of October, 2016.

ATTEST:		PARKWAY, INC.

/s/ A. Noni Holmes-Kidd		/s/ James R. Heistand		(SEAL)

Name:	A. Noni Holmes-Kidd	Name:	James R. Heistand
Title:	Secretary	Title:	President and Chief Executive Officer